                                                                   EXHIBIT 99.2


                                                             (WILLIAMS LOGO (R))

NEWS RELEASE

NYSE: WMB
================================================================================


DATE:             June 5, 2003

                WILLIAMS PRICES SENIOR UNSECURED NOTES OFFERING

                   Size of Offering Increased to $800 Million

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it has priced its previously announced underwritten public offering of senior unsecured notes due 2010.

         The size of the offering was increased to $800 million from the previously announced $500 million. The notes, scheduled to be delivered on June 10, were priced at par to yield 8.625 percent. The notes will be issued under the company's $3 billion shelf registration statement on Form S-3.

         The company will use the net proceeds from the offering to improve corporate liquidity, for general corporate purposes, and for payment of maturing debt obligations, including the partial repayment of the company's senior unsecured 9.25 percent notes due March 2004.

         The prospectus may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services at 1155 Long Island, Edgewood, NY 11717, (631) 254-7106, or over the Internet from the Securities and Exchange Commission at www.sec.gov.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard.

CONTACT:            Kelly Swan
                    Williams (media relations)
                    (918) 573-6932

                    Courtney Baugher
                    Williams (investor relations)
                    (918) 573-5768


                                       ###


Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission. The company assumes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.